UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 3, 2002

MICRO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-06253	33-0569235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Goodyear, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Item	5. – Other Events – Signing of agreement to acquire Dendron GmbH.

On September 3, 2002, Micro Therapeutics, Inc. (“MTI”) announced that it has signed an agreement to acquire Dendron GmbH, a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms.

The acquisition will be accomplished through the purchase of all of the outstanding equity securities of Dendron GmbH, in an all-cash transaction of up to forty million dollars ($40,000,000), including contingent earn-out payments, and is expected to close in the fourth quarter of 2002.

Under the definitive agreement, MTI will make a cash payment of twenty-five million dollars ($25,000,000) at the closing date, which is anticipated to be on or after September 30, 2002. Additional payments, aggregating up to fifteen million dollars ($15,000,000), are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008.

To finance the initial twenty-five million dollar ($25,000,000) payment and anticipated short-term working capital needs of the acquired operations, MTI has obtained a commitment from Micro Investment, LLC, whose principal investors are Warburg, Pincus Equity Partners, L.P. and The Vertical Group, to lead a thirty million dollar ($30,000,000) private placement of common stock, either as the sole or as a participating investor. The price per share of the financing will be determined by a formula that is based on the closing price of MTI’s stock for the fifteen trading days ending September 10, 2002, but in no case will the price be outside a range between $2.07 to $2.50. Such shares have not been registered under the Securities Act of 1933 and until so registered may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. MTI has agreed to use its best efforts to register all of the common stock relating to the financing transaction with the SEC as soon as practicable following the closing of the financing. The placement will be made by MTI without a selling agent.

This announcement is not an offer to sell such securities and shall be made by MTI to a very limited group of investors.

A copy of the press release announcing the signing of the agreement to acquire Dendron GmbH and the commitment regarding the financing is attached hereto as Exhibit 99.1.

Item 7. – Exhibits

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 3, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

/s/ HAROLD A. HURWITZ
Harold A. Hurwitz Assistant Secretary and Chief Financial Officer
September 4, 2002

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 3, 2002.